Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Wright Medical Group, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Wright Medical Group, Inc. Fifth Amended and Restated 1999 Equity Incentive Plan of our reports dated February 26, 2008, with respect to the consolidated balance sheets of Wright Medical Group, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of Wright Medical Group, Inc.
As discussed in Notes 2 and 11 to the consolidated financial statements, effective January 1, 2007, the Company changed its method of accounting for uncertainty in income taxes as required by FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. Also as discussed in Notes 2 and 14 to the consolidated financial statements, effective January 1, 2006, the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and as discussed in Note 2 to the consolidated financial statements, the Company changed its methods of quantifying errors in 2006.
(signed) KPMG LLP
Memphis, Tennessee
June 16, 2008